Exhibit 10.08

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") made this 1st day of August, 1997, between Equitable Resources, Inc., a Pennsylvania corporation, having an address of 420 Boulevard of the Allies, Pittsburgh, Pennsylvania 15219 (hereinafter "Company") and Donald I. Moritz, having an address of 75 Woodland Road, Pittsburgh, Pennsylvania 15232 (hereinafter "Employee").

                                    RECITALS
         WHEREAS, Employee has served the Company in a long and successful tenure as Chief Executive Officer and has developed an extensive knowledge of the Company's business operations and the natural gas industry in general; and

         WHEREAS, Company desires Employee to be available for temporary part-time employment in order to have the benefit of his knowledge and experience.

         NOW  THEREFORE,   in  consideration  of  the  foregoing  premises,  and
intending to be legally bound, the parties hereto agree as follows:

         1. SERVICES TO BE PROVIDED. Employee will provide day-to-day management and direction of Company and will perform the duties of the Chief Executive Officer position during the term of this Agreement. Employee shall be available to render services in person or by other methods, including mail, telephone, or telecommunication at such offices and locations as the Company may deem necessary. Such services shall be rendered by Employee to the best of his abilities in a manner consistent with his expertise and experience. Employee shall report and be responsible to Governance Committee of the Board of Directors of the Company.

         2. COMPENSATION. Employee shall receive a monthly salary of $43,550.00, which shall be paid to Employee in arrears the first week of each month during the term of this Agreement, beginning September 1997. Employee shall also receive reimbursement for reasonable out-of-town travel, parking, meals, lodging, and other such out-of-pocket expenses properly incurred in the performance of services hereunder, upon submission of such supporting data as the Company may reasonably require. Employee shall be eligible to participate in the Short Term Incentive Plan on a pro rata share basis. Employee shall continue to be eligible to receive applicable Board of Directors' fees as long as he continues as member of the Company's Board of Directors.

         3. TERM. The term of this Agreement shall commence as of August 1, 1997, and continue on a month-to-month basis until terminated by either party upon 30 days' written notice, without further obligation except for compensation accrued prior to the termination date; provided, however, upon Employee's death or substantial disability, the contract shall automatically terminate.

         4. EMPLOYMENT RELATIONSHIP. Employee shall at all times be a temporary part-time employee, subject to the obligations and benefits applicable to such status.

         5. CONFIDENTIALITY. Employee acknowledges and agrees that his employment by the Company under this Agreement necessarily involves his knowledge of and access to confidential and proprietary information pertaining to the business of the Company and its subsidiaries. Accordingly, the Employee agrees that all time during the term of this Agreement and for a period of two
(2) years after the termination of the Employee's employment hereunder, he will not, directly or indirectly, without the express written authority of the Company, unless directed by applicable legal authority having jurisdiction over the Employee, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of himself, any person, corporation or other entity other than the Company, (i) any information concerning any financial matters, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company and its subsidiaries, (ii) any management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company or its subsidiaries, or (iii) any other information related to the Company or its subsidiaries or which the Employee should reasonably believe will be damaging to the Company or its subsidiaries which has not been published an is not generally known outside of the Company. The Employee acknowledges that all of the foregoing, constitutes confidential and proprietary information, which is the exclusive property of the Company.

         6. COMPLETE AGREEMENT. This Agreement supersedes all prior written and oral agreements, obligations, or understandings between the parties, and is intended as a complete and exclusive statement of the agreement between the parties regarding the matters covered herein. No oral agreements or understandings, and no amendment to this Agreement, shall be binding unless agreed to in writing by the parties. Employee agrees that the compensation provided for herein is Employee's sole and entire compensation for services rendered to the Company pursuant to this Agreement.

         7. NOTICES. All notices hereunder shall be in writing and delivered personally or by mail, fax, or courier service to the following addresses of the parties or to such other addresses as they may by written notice designate:

         Equitable Resources, Inc.          Mr. Donald I.  Moritz
         420 Boulevard of the Allies        75 Woodland Road
         Pittsburgh, PA 15219               Pittsburgh, PA 15232
         Attn: Corporate Secretary

         IN WITNESS WHEREOF, the parties have executed this Agreement in counterpart as of the date first above written.

ATTEST:                                     EQUITABLE RESOURCES, INC.


By:     /s/ Audrey C. Moeller               By:   /s/ Gregory R. Spencer
   ---------------------------------           --------------------------------
Its:       Vice President and               Its:  Senior Vice President and
          Corporate Secretary                    Chief Administrative Officer


WITNESS:                                    EMPLOYEE:


By:     /s/ Katrina Pyrek                   By:   /s/ Donald I. Moritz
   ---------------------------------           --------------------------------

                          EMPLOYMENT AGREEMENT ADDENDUM

         WHEREAS, Equitable Resources, Inc. (hereinafter the "Company") and Donald I. Moritz (hereinafter the "Employee") desire to clarify and/or modify the terms of the Employee's employment contract dated August 1, 1997 (hereinafter the "Agreement").

         For good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

         Section 1 of the Agreement shall be clarified by adding the following sentence:

1.       The Employee's performance objectives shall be the following:

         (a)      To  stabilize   the   Company's   earnings   through   revenue
                  enhancement and cost containment.

         (b) To stabilize the organization and bring operations as close to plan as possible.

         (c)      To focus the organization more on short-term results.

2. Section 2 of the Agreement shall be modified by revising the third sentence thereof to read as follows:

                  Employee shall be eligible to participate in the Short-Term Incentive Plan on a full-year basis for 1997.


DATED this 19th day of November, 1997.

ATTEST:                                  EQUITABLE RESOURCES, INC.


       /s/ Audrey C. Moeller             By:      /s/ Gregory R. Spencer
--------------------------------------      ------------------------------------
Vice President and Corporate Secretary           Senior Vice President and
                                                Chief Administrative Officer



WITNESS:                                 EMPLOYEE:


       /s/ Katrina Pyrek                         /s/ Donald I. Moritz
--------------------------------------      ------------------------------------
                                                     Donald I. Moritz